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                                                                     EXHIBIT 5.1

                               September 19, 2003

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

         Re:      Aastrom Biosciences, Inc. Registration Statement on Form S-3

Gentlemen:

         We have acted as special counsel to Aastrom Biosciences, Inc., a Michigan corporation (the "Company"), in connection with the filing with the Securities and Exchange Commission (the "Commission") of a registration statement on September 19, 2003 (the "Registration Statement") of the Company on Form S-3 under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the sale of up to 897,585 shares of the Company's Common Stock that would be issued upon exercise of outstanding warrants (the "Warrant Shares"), covered by the Registration Statement.

         In this connection, we have examined the Registration Statement, including the exhibits thereto, the originals or copies, certified or otherwise identified to our satisfaction, of the Restated Articles of Incorporation and the By-Laws of the Company amended to date, resolutions of the Company's Board of Directors and such other documents and corporate records relating to the Company and the issuance and sale of the Warrant Shares, as we have deemed appropriate. The opinion expressed herein is based exclusively on the applicable provisions of the Michigan Business Corporation Act as in effect on the date hereof.

         In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the conformity to original documents of all photostatic and facsimile copies submitted to us, and the due execution and delivery of all documents by any party where due execution and delivery are a prerequisite to the effectiveness thereof. As to any facts material to the opinion expressed herein that were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company. We have assumed that payment and delivery of the Warrant Shares is made in accordance with the terms set forth in the agreements and other documents relating to the issuance and sale of the Warrant Shares. In addition, we have assumed that the certificates representing the Warrant Shares will be duly executed and delivered and that the Restated Articles of Incorporation and the By-Laws of the Company, amended to date, and resolutions of the Company's Board of Directors specifically authorizing the issuance and sale of the Warrant Shares remain in effect and unmodified, except as may be required as set forth in this opinion.

         On the basis of the foregoing, we are of the opinion that the Warrant Shares will be duly authorized, validly issued, fully paid, and non-assessable.

         We hereby consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. Such consent does not constitute a consent under Section 7 of the Act, since we have not certified any part of such Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

                                                     Very truly yours,


                                                     PEPPER HAMILTON LLP